Gates Industrial Reports Second-Quarter 2022 Results
Denver, CO, August 5, 2022
Second-Quarter 2022 Highlights
◦Net sales of $906.8 million, including core revenue growth of 3.6%, compared to a record prior-year period.
◦Net income attributable to shareholders of $53.1 million, or $0.19 per diluted share.
◦Adjusted Net Income of $90.2 million, or $0.32 per diluted share.
◦Adjusted EBITDA of $180.1 million.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific power transmission and fluid power solutions, today reported results for the second quarter ended July 2, 2022.

Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “I’m pleased with our performance, which represents solid improvement from the first quarter under difficult operating conditions. Underlying demand trends for our products are constructive across most of our markets and our backlog has continued to grow. We have targeted capacity additions underway to support the progress we’ve made with our growth initiatives, which will alleviate capacity constraints we’re facing in certain product lines. Also, the pricing actions we’ve taken have allowed us to offset the significant inflation and deliver solid sequential margin expansion.”

Jurek continued, “We are experiencing more significant FX headwinds and navigating operational challenges arising from external factors, primarily the persisting unreliable supply of certain key raw materials. While we see our business in China steadily improving, it will take additional time to fully recover as our customers and suppliers progress towards more normal operating levels. Our business model is resilient, focused on delivering mission-critical, highly engineered solutions for demanding applications. Over the past several years, we’ve steadfastly invested in innovation and our growth initiatives, which are contributing to the solid order flows we’re seeing. We have a strong team in place and are focused on managing through the present challenges to support our customers’ needs. With targeted capacity coming online and continued benefit from pricing actions, we believe we are well positioned to continue to deliver sequential revenue and margin improvement in the second half of the year.”
Second-Quarter Financial Results
Second-quarter net sales of $906.8 million decreased 0.9% over the prior-year quarter’s record net sales of $915.1 million, including a 3.6% core revenue increase offset by unfavorable foreign currency impact of 4.5%. The core revenue increase was led by the industrial end markets and achieved despite the negative impact of the suspension of the Company’s business in Russia and strict COVID lockdowns in China. The Mobility and Diversified Industrial end markets generated the highest growth rates, while the Off-Highway and Energy end markets also performed well in the quarter.
Net income attributable to shareholders in the second quarter was $53.1 million, or $0.19 per diluted share, compared to net income attributable to shareholders of $96.9 million, or $0.33 per diluted share, in the prior-year period. Adjusted Net Income was $90.2 million, or $0.32 per diluted share, compared to $125.6 million, or $0.42 per diluted share, in the prior-year period. The diluted weighted-average number of shares outstanding in the second quarter of 2022 was 286,038,818 compared to 297,774,142 in the second quarter of 2021.

Second-quarter Adjusted EBITDA was $180.1 million compared to $216.0 million in the prior-year quarter. The decline was primarily the result of the negative impact of the suspension of the Company’s business in Russia and strict COVID lockdowns in China, as well as operational inefficiencies stemming from supply chain challenges. Pricing actions offset the impact of significant inflation. Second-quarter Adjusted EBITDA increased by 14.9% compared to the prior quarter, with more favorable pricing offsetting the impact of the aforementioned headwinds related to Russia, China and the supply chain.
Power Transmission Segment Results

	For the three months ended
(USD in millions)	July 2, 2022	July 3, 2021	% Change	% Core Change
Net sales	$543.0	$588.6	(7.7%)	(2.4%)
Adjusted EBITDA	$102.4	$149.6	(31.6%)
Adjusted EBITDA margin	18.9%	25.4%	(650 bps)

	For the six months ended
(USD in millions)	July 2, 2022	July 3, 2021	% Change	% Core Change
Net sales	$1,098.6	$1,148.1	(4.3%)	0.2%
Adjusted EBITDA	$200.2	$282.3	(29.1%)
Adjusted EBITDA margin	18.2%	24.6%	(640 bps)
Power Transmission net sales decreased 7.7% to $543.0 million in the second-quarter compared to the prior-year quarter, reflecting a core revenue decrease of 2.4% and unfavorable foreign currency effects of 5.3%. The segment saw solid growth in the Mobility and Diversified Industrial end markets offset by its disproportionate exposure to the headwinds in Russia and China, as well as the raw material availability challenges.
Power Transmission Adjusted EBITDA was $102.4 million compared to $149.6 million in the prior-year quarter. The decline in Adjusted EBITDA was driven primarily by lower volumes in China and Russia, as well as production inefficiencies due to raw material availability challenges. The segment also experienced inefficiencies from start-up costs related to the ramp-up of targeted capacity, which is expected to come online in the second half of the year in support of the Company’s growth initiatives.
Fluid Power Segment Results

	For the three months ended
(USD in millions)	July 2, 2022	July 3, 2021	% Change	% Core Change
Net sales	$363.8	$326.5	11.4%	14.3%
Adjusted EBITDA	$77.7	$66.4	17.0%
Adjusted EBITDA margin	21.4%	20.3%	110 bps

	For the six months ended
(USD in millions)	July 2, 2022	July 3, 2021	% Change	% Core Change
Net sales	$701.6	$648.3	8.2%	10.4%
Adjusted EBITDA	$136.7	$130.0	5.2%
Adjusted EBITDA margin	19.5%	20.1%	(60 bps)
Fluid Power net sales increased 11.4% to $363.8 million in the second-quarter, as compared to the prior-year quarter, reflecting a core revenue increase of 14.3% and 2.9% of unfavorable foreign currency effects. The segment generated double-digit core revenue growth across all end markets, with the strongest growth coming in the Automotive Replacement business.

Fluid Power Adjusted EBITDA was $77.7 million compared to $66.4 million in the prior-year quarter, resulting in margin expansion of 110 basis points compared to the prior-year period. The increase in Adjusted EBITDA includes strong price realization to offset inflation, as well as contributions from higher-margin, recently introduced products.
Liquidity and Capital Resources
During the second quarter of 2022, the Company generated $23.6 million of cash from operations. Second-quarter capital expenditures decreased to $20.1 million from $23.8 million in the prior-year period.
As of July 2, 2022, the Company had total cash and cash equivalents of $393.2 million and total outstanding debt of $2.6 billion, as well as committed borrowing headroom of $404.3 million.
2022 Outlook
To reflect the current market conditions, the Company is updating its full-year 2022 outlook. The Company continues to see the demand environment as constructive and now expects core revenue growth in the range of 6% to 9%. Adjusted EBITDA is now expected in the range of $705 million to $755 million, reflecting the negative impact of larger foreign currency headwinds from a stronger U.S. dollar, continued supply chain challenges and China exhibiting a slower pace of recovery from the COVID lockdowns. Adjusted Earnings per Share are now expected to be between $1.15 and $1.25, reflecting the negative impact of the aforementioned items partially offset by favorable impact from tax, non-controlling interest and other items. The updated Adjusted Earnings per Share range continues to include tax and other headwinds of $0.27 per share at the midpoint, primarily due to benefits from certain discrete tax items in 2021. The Company expects capital expenditures to be approximately $100 million and Free Cash Flow conversion is now expected to be greater than 75% of Adjusted Net Income, reflecting higher inventory levels to mitigate the supply chain reliability challenges.
Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 10:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial’s website at investors.gates.com. For those unable to access the webcast, the conference call can be accessed by dialing (888) 414-4601 (domestic) or +1 (646) 960-0313 (international) and requesting the Gates Industrial Corporation Second Quarter 2022 Earnings Conference Call or providing the Conference ID of 5772067. An audio replay of the conference call can be accessed by dialing (800) 770-2030 (domestic) or +1 (647) 362-9199 (international), and providing the passcode 5772067, or by accessing Gates Industrial’s website at investors.gates.com.
About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment (“first-fit”) manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in more than 120 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include, but are not limited to, statements related to expectations regarding the performance of the Company’s business and financial results (including growth initiatives and margin expansion), expectations regarding the supply chain (including raw material and logistics availability, timeliness and costs), demand trends and growing backlog, currency-related trends, cash generation capabilities, capital deployment options, investments in innovation, investments in production capacity, product initiatives, pricing actions, the recovery of certain markets, including China, and statements regarding the impact of and the recovery from the COVID-19 pandemic and our outlook for 2022. Such forward-looking statements are subject to various risks and uncertainties, including, among others, economic, political and other risks associated with international operations (including those related to the Russia-Ukraine conflict), the uncertainties relating to the impact of the COVID-19 pandemic and associated governmental measures, risks inherent to the manufacturing industry, macroeconomic factors beyond the Company’s control (including material and logistics availability, inflation, supply chain and labor challenges and end-market recovery), continued operation of our manufacturing facilities, our ability to forecast and meet demand, market acceptance of new products, and the significant influence of the Company’s majority shareholders, investment funds affiliated with Blackstone Inc. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Gates Industrial Corporation plc
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
(USD in millions, except per share amounts)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$906.8	$915.1	$1,800.2	$1,796.4
Cost of sales	580.6	548.4	1,169.1	1,084.2
Gross profit	326.2	366.7	631.1	712.2
Selling, general and administrative expenses	209.1	214.2	444.3	425.8
Transaction-related expenses	0.5	0.2	1.3	2.6
Asset impairments	0.6	—	0.6	—
Restructuring expenses	3.2	3.7	3.7	6.6
Other operating expenses (income)	0.1	(0.5)	0.1	(0.5)
Operating income from continuing operations	112.7	149.1	181.1	277.7
Interest expense	33.0	33.3	65.6	67.7
Other expenses (income)	8.1	(1.2)	8.7	(2.4)
Income from continuing operations before taxes	71.6	117.0	106.8	212.4
Income tax expense	12.3	11.6	10.1	30.5
Net income from continuing operations	59.3	105.4	96.7	181.9
Loss (gain) on disposal of discontinued operations	0.2	(0.4)	0.3	(0.3)
Net income	59.1	105.8	96.4	182.2
Less: non-controlling interests	6.0	8.9	12.4	18.0
Net income attributable to shareholders	$53.1	$96.9	$84.0	$164.2

Earnings per share
Basic
Earnings per share from continuing operations	$0.19	$0.33	$0.29	$0.56
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.19	$0.33	$0.29	$0.56

Diluted
Earnings per share from continuing operations	$0.19	$0.33	$0.29	$0.55
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.19	$0.33	$0.29	$0.55

Gates Industrial Corporation plc
Condensed Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of July 2, 2022	As of January 1, 2022
Assets
Current assets
Cash and cash equivalents	$393.2	$658.2
Trade accounts receivable, net	831.7	708.1
Inventories	695.5	682.6
Taxes receivable	50.2	19.1
Prepaid expenses and other assets	276.4	210.7
Total current assets	2,247.0	2,278.7
Non-current assets
Property, plant and equipment, net	633.3	670.3
Goodwill	1,973.2	2,063.0
Pension surplus	68.7	75.5
Intangible assets, net	1,545.4	1,642.2
Right-of-use assets	114.2	124.2
Taxes receivable	14.7	15.7
Deferred income taxes	557.6	639.3
Other non-current assets	43.9	24.1
Total assets	$7,198.0	$7,533.0
Liabilities and equity
Current liabilities
Debt, current portion	$37.8	$38.1
Trade accounts payable	478.8	506.6
Taxes payable	35.1	34.1
Accrued expenses and other current liabilities	219.8	277.1
Total current liabilities	771.5	855.9
Non-current liabilities
Debt, less current portion	2,533.9	2,526.5
Post-retirement benefit obligations	97.4	106.2
Lease liabilities	105.3	116.4
Taxes payable	104.8	103.7
Deferred income taxes	224.6	283.7
Other non-current liabilities	57.2	59.2
Total liabilities	3,894.7	4,051.6
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 282,286,432 (January 1, 2022: authorized shares: 3,000,000,000; outstanding shares: 291,282,137)	2.8	2.9
—Additional paid-in capital	2,524.1	2,484.1
—Accumulated other comprehensive loss	(914.8)	(825.2)
—Retained earnings	1,346.1	1,437.9
Total shareholders’ equity	2,958.2	3,099.7
Non-controlling interests	345.1	381.7
Total equity	3,303.3	3,481.4
Total liabilities and equity	$7,198.0	$7,533.0

Gates Industrial Corporation plc
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended
(USD in millions)	July 2, 2022	July 3, 2021
Cash flows from operating activities
Net income	$96.4	$182.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110.9	112.7
Foreign exchange and other non-cash financing expenses	25.1	13.3
Share-based compensation expense	27.6	12.8
Decrease in post-employment benefit obligations, net	(7.9)	(7.6)
Deferred income taxes	(30.8)	(34.2)
Asset impairments	0.9	0.1
Other operating activities	4.3	3.8
Changes in operating assets and liabilities:
—Increase in accounts receivable	(153.5)	(161.0)
—Increase in inventories	(40.3)	(85.3)
—(Decrease) increase in accounts payable	(5.7)	66.2
—Increase in prepaid expenses and other assets	(38.0)	(14.9)
—(Decrease) increase in taxes payable	(27.8)	28.1
—Decrease in other liabilities	(43.0)	(4.4)
Net cash (used in) provided by operating activities	(81.8)	111.8
Cash flows from investing activities
Purchases of property, plant and equipment	(34.9)	(40.3)
Purchases of intangible assets	(3.2)	(3.7)
Cash paid under corporate-owned life insurance policies	(10.3)	(10.1)
Cash received under corporate-owned life insurance policies	4.6	1.9
Other investing activities	1.2	1.6
Net cash used in investing activities	(42.6)	(50.6)
Cash flows from financing activities
Issuance of shares	13.9	3.7
Buy-back of shares	(175.8)	—
Proceeds from long-term debt	70.0	—
Payments of long-term debt	(10.3)	(80.4)
Debt issuance costs paid	(0.3)	(8.6)
Dividends paid to non-controlling interests	(14.5)	(10.3)
Other financing activities	(10.3)	(7.3)
Net cash used in financing activities	(127.3)	(102.9)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(12.9)	(6.4)
Net decrease in cash and cash equivalents	(264.6)	(48.1)
Cash and cash equivalents and restricted cash at the beginning of the period	660.9	524.1
Cash and cash equivalents and restricted cash at the end of the period	$396.3	$476.0
Supplemental schedule of cash flow information
Interest paid	$57.4	$62.0
Income taxes paid	$68.7	$36.5
Accrued capital expenditures	$2.5	$0.6

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our total profitability on a basis that is consistent with that of our operating segments. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.
Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals, where applicable. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation. Free Cash Flow is a non-GAAP measure that represents net cash provided by operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow expressed as a percentage of Adjusted Net Income. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
Management uses Net Leverage as a measure of our liquidity and in assessing the strength of our balance sheet. Net Leverage is a non-GAAP measure that represents the number of times by which net debt (principal amount of debt less cash and cash equivalents) exceeds Adjusted EBITDA for the last twelve months of the applicable period.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended		Six months ended
(USD in millions)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net income from continuing operations	$59.3	$105.4	$96.7	$181.9
Adjusted for:
Income tax expense	12.3	11.6	10.1	30.5
Net interest and other expenses	41.1	32.1	74.3	65.3
Depreciation and amortization	55.8	56.9	110.9	112.7
Transaction-related expenses (1)	0.5	0.2	1.3	2.6
Asset impairments	0.6	—	0.6	—
Restructuring expenses (2)	3.2	3.7	3.7	6.6
Share-based compensation expense	3.5	6.5	27.6	12.8
Inventory impairments and adjustments (3) (included in cost of sales)	3.6	0.1	11.2	0.1
Severance expenses (included in SG&A)	0.1	—	0.4	0.3
Other items not directly related to current operations	0.1	(0.5)	0.1	(0.5)
Adjusted EBITDA	$180.1	$216.0	$336.9	$412.3

(1)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)
Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in First-out (“LIFO”) basis. The recent inflationary environment has caused LIFO values to drop below First-in, First-out (“FIFO”) values because LIFO measurement results in the more recent inflated costs being matched against current sales while historical, lower costs are retained in inventories.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended		Six months ended
(USD in millions, except share numbers and per share amounts)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net income attributable to shareholders	$53.1	$96.9	$84.0	$164.2
Adjusted for:
Loss (gain) on disposal of discontinued operations	0.2	(0.4)	0.3	(0.3)
Amortization of intangible assets arising from the 2014 acquisition of Gates	29.1	30.2	58.7	60.6
Transaction-related expenses (1)	0.5	0.2	1.3	2.6
Asset impairments	0.6	—	0.6	—
Restructuring expenses (2)	3.2	3.7	3.7	6.6
Share-based compensation expense	3.5	6.5	27.6	12.8
Inventory impairments and adjustments (3) (included in cost of sales)	3.6	0.1	11.2	0.1
Adjustments relating to post-retirement benefits	(1.6)	(1.1)	(3.2)	(2.3)
Financing-related FX losses	9.6	0.4	12.1	1.5
Other adjustments	(1.6)	(2.8)	(3.7)	(5.2)
Estimated tax effect of the above adjustments	(10.0)	(8.1)	(24.2)	(17.2)
Adjusted Net Income	$90.2	$125.6	$168.4	$223.4

Diluted weighted-average number of shares outstanding	286,038,818	297,774,142	290,550,618	296,956,630
Adjusted Net Income per diluted share	$0.32	$0.42	$0.58	$0.75

(1)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a LIFO basis. The recent inflationary environment has caused LIFO values to drop below FIFO values because LIFO measurement results in the more recent inflated costs being matched against current sales while historical, lower costs are retained in inventories.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Revenue Growth
(Unaudited)

	Three months ended July 2, 2022
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the three months ended July 2, 2022 (1)	$543.0	$363.8	$906.8
Impact on net sales of movements in currency rates	31.6	9.5	41.1
Core revenue for the three months ended July 2, 2022	$574.6	$373.3	$947.9

Net sales for the three months ended July 3, 2021	588.6	326.5	915.1
(Decrease) increase in net sales on a core basis (core revenue)	$(14.0)	$46.8	$32.8

Core revenue growth	(2.4%)	14.3%	3.6%

	Six months ended July 2, 2022
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the year ended July 2, 2022	$1,098.6	$701.6	$1,800.2
Impact on net sales of movements in currency rates	51.6	13.8	65.4
Core revenue for the year ended July 2, 2022	$1,150.2	$715.4	$1,865.6

Net sales for the year ended July 3, 2021	1,148.1	648.3	1,796.4
Increase in net sales on a core basis (core revenue)	$2.1	$67.1	$69.2

Core revenue growth	0.2%	10.4%	3.9%

(1)	Throughout this document the terms "net sales" and "revenue" are used interchangeably in reference to the GAAP measure "net sales."

Gates Industrial Corporation plc
Reconciliation of Free Cash Flow and Free Cash Flow Conversion
(Unaudited)

	Six months ended		Twelve months ended
(USD in millions)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net cash (used in) provided by operating activities	$(81.8)	$111.8	$188.8	$349.2
Capital expenditures (1)	(38.1)	(44.0)	(81.1)	(83.8)
Free Cash Flow	$(119.9)	$67.8	$107.7	$265.4

(1)	Capital expenditures represent purchases of property, plant and equipment and purchases of intangible assets.

	Twelve months ended
(USD in millions)	July 2, 2022	July 3, 2021
Free Cash Flow	$107.7	$265.4
Adjusted Net Income	$353.1	$356.9
Free Cash Flow Conversion	30.5%	74.4%

Reconciliation of Net Leverage
(Unaudited)

	Twelve months ended
(USD in millions)	July 2, 2022	July 3, 2021
Total principal amount of debt	$2,582.5	$2,615.9
Less: Cash and cash equivalents	(393.2)	(473.3)
Net Debt	$2,189.3	$2,142.6

Adjusted EBITDA	$660.4	$714.9

Net Leverage	3.3 x	3.0 x

Source: Gates Industrial Corporation plc

Contact
Bill Waelke
(303) 744-4887
investorrelations@gates.com